AUTOMATIC AND FACULTATIVE
MODIFIED COINSURANCE REINSURANCE AGREEMENT
(“the Agreement”)

Effective MM/DD/YYYY

Between

NATIONWIDE FINANCIAL
(hereinafter referred to as “the Company”)

One Nationwide Plaza
Columbus, OH

And

Table of Contents
{ Articles and page numbers to be finalized …}

ARTICLES

1. PREAMBLE/SCOPE
2. TERMS OF REINSURANCE
3. AUTOMATIC REINSURANCE
4. FACULTATIVE REINSURANCE
5. COMMENCEMENT OF LIABILITY
6. PAYMENTS BY THE COMPANY……………………………………………………….8
7. PAYMENTS BY REINSURER
8. DEATH CLAIMS
9 DISPUTED CLAIMS
10. RESERVES
11. EXTRACONTRACTUAL DAMAGES
12. POLICY CHANGES, CONTINUTATIONS, REDUCTION, AND INCREASES
13. TERMINATIONS BY COMPANY
14. TERMINATIONS BY REINSURER
15. ERRORS AND OMISSIONS
16. INSPECTION OF RECORDS…………………………………………………….18
17. INSOLVENCY OF THE COMPANY
18. OFFSET
19. DEFERRED ACQUISITION COST TAX
20. ARBITRATION
21. GOOD FAITH AND CONFIDENTIALITY
22. REPRESENTATIONS AND COVENANTS
23. GENERAL PROVISIONS
24. PARTIES TO THE AGREEMENT
25. DEFINITIONS
26. DURATION AND TERMINATION
27. EXECUTION

SCHEDULES

A. POLICY FORMS REINSURED AND REINSURANCE BASIS
B. REINSURANCE BASIS AND LIMITS
C. ADMINISTRATION REPORTS
D. EXPENSE ALLOWANCES……………………………………………………… 35
E. INVESTMENT INCOME CALCULATION…………………………………… 36

EXHIBITS

A. UNDERWRITING GUIDELINES
B. GUARANTEED ISSUE UNDERWRITING GUIDELINES
C. FACULTATIVE REINSURANCE APPLICATION FORM
D. SPECIAL TERMINATION SETTLEMENTS

E. REINSURANCE DATA INFORMATION
F. FOREIGN NATIONAL COUNTRY CODES
G. STATE PREMIUM TAX TABLE
H. FORMULA FOR ANNUAL DAC TAX SETTLEMENT
I. UNDERWRITING AND CLAIMS PROTOCOL

POLICY SPLIT OPTION ADDENDUM

ARTICLE 1
PREAMBLE/SCOPE

1.01
The Company agrees to cede and the Reinsurer agrees to accept reinsurance of Policies as set forth in Schedule A and in accordance with the terms of this Agreement. The term Policy/Policies and other terms used in this Agreement are defined in Article 25, “Definitions.” Occasionally, certain terms may be defined in the body of the Agreement as necessary to promote readability. In all cases, defined terms will be capitalized throughout this Agreement. This excludes article headings and subsections.

1.02
Policies are reinsured in accordance with the terms contained herein. The intent of this Agreement is to pass all of the underlying risks assumed on the Policies, including the investment risk, to the Reinsurer without necessitating the Company to transfer the assets or their cash equivalents to the Reinsurer. In the event any additional benefits are reinsured, a specific addendum shall be attached hereto describing the terms of reinsurance associated with such benefits.

1.03	The parties anticipate and acknowledge that the Reinsurer will cede a portion of the Policies reinsured under this Agreement in excess of the Reinsurer's Retention to one or more retrocessionaires.

1.04	The Company agrees to:

a.	cede a Policy to the Reinsurer as Automatic Reinsurance in accordance with Article 3, “Automatic Reinsurance;” or

b.	submit a Policy to the Reinsurer or its facultative underwriting Designee to facilitate Facultative Reinsurance consideration in accordance with Article 4, “Facultative Reinsurance;” or

c.	cede a Policy as a Continuation to the Reinsurer, in accordance with Article 12, “Policy Changes, Continuations, Reductions and Increases.”

1.05
The Reinsurer may designate one or more Designees, as per Article 25, “Definitions”, to perform certain of its obligations and functions under this Agreement, including, without limitation, claims payments on the Reinsurer’s behalf, performing facultative underwriting reviews and extending facultative offers, and performing claims and underwriting reviews or audits. The Reinsurer agrees to notify the Company of each of its Designees. All Designee functions are more fully described in the body of this Agreement.

ARTICLE 2
TERMS OF REINSURANCE

2.01	Method of Reinsurance. The method of reinsurance shall be modified coinsurance and shall be based upon the Reinsured Amount of a Policy.

2.02
Applicable Policies. Only those Policies issued by the Company and sold, fully or partially, through a Member Firm at the time the policy application is taken and after the effective date of this Agreement, are eligible for reinsurance hereunder.

2.03	License. This Agreement applies only to the Policies issued and delivered by the Company in a jurisdiction in which the Company is properly licensed.

2.04
Compliance. The Company represents that it is, and shall use its best efforts to remain in compliance with all laws, regulations, judicial and administrative orders applicable to the Policies, including, but not limited to, sanctions administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), as such sanctions may be amended from time to time, and the maintenance of an effective anti-money laundering policy (collectively “Laws”). Neither the Company nor the Reinsurer shall be required to take any action under this Agreement that would result in it being in violation of said Laws, including making any payments in violation of the Law. Should either party discover a reinsurance payment has been made in violation of the Law, it shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions, including the return of the payments to the other party, unless prohibited by Law.

2.05	Currency. All amounts expressed in this Agreement and all payments made pursuant to the terms of this Agreement shall be in United States of America dollars.

ARTICLE 3
AUTOMATIC REINSURANCE

The Company agrees to cede and the Reinsurer agrees to assume the Reinsured Amount of a Policy as Automatic Reinsurance provided all of the following conditions are satisfied:

3.01
Company Retention. The Company shall retain, and shall not otherwise reinsure, except aggregate, catastrophic and stop loss coverage, an amount of insurance on each life equal to its Quota Share Percentage Retained up to its Maximum Dollar Retention on the basis as set forth in Schedule B. Amounts retained by the Company on other individual life insurance policies in force shall be taken into account when determining the Company’s retention for purposes of this Agreement.

3.02
Underwriting Guidelines. The Company complies with its Underwriting Guidelines for fully underwritten and guaranteed issue business, as specified in the attached Exhibits A and B. Other policies issued pursuant to any modified or special underwriting programs, including, but not limited to, simplified issues, table shaving, short form applications, internal and external exchanges, or other non-customary non-medical underwriting shall not qualify for Automatic Reinsurance. In no event shall any exceptions be made to the above without prior written consent from the Reinsurer.

3.03
Automatic Acceptance Limits. The sum of the amount of individual life insurance issued by the Company on the life, and the amount of life insurance applied for from the Company, on the current application shall not exceed the Automatic Acceptance Limits as set forth in Schedule B. In determining issued and applied for amounts to be compared to the Automatic Acceptance Limits, Ultimate Amounts shall be considered.

3.04
Automatic In Force and Applied For Limits (aka Jumbo or Participation Limits). The sum of the amount of individual life insurance in force on the life in all companies, including replacements and any known Ultimate Amounts, and the amount of life insurance applied for from all companies, on the current application shall not exceed the Automatic In Force and Applied For Limits (aka Jumbo or Participation Limits) as set forth in Schedule B.

3.05	Occupation. The proposed insured shall not be employed in an excluded occupation as shown in Schedule A.

3.06	Residency and Travel. The proposed insured meets the Company’s special underwriting requirements pertaining to foreign residents at the time of issue, as shown in Exhibit F.

3.07
Compliance. The Policy is issued and maintained in accordance with all Laws and the Company assures the Policy does not involve individuals appearing on the OFAC Specifically Designated Nationals or Blocked Persons list or residing in a prohibited country.

3.08 Previous Facultative Submissions. The application cannot be on a life that has been submitted facultatively by the Company to the Reinsurer or any other reinsurer within the last five (5) years, unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement.

ARTICLE 4

FACULTATIVE REINSURANCE

The Company shall submit a Policy not satisfying the conditions set forth in Article 3, “Automatic Reinsurance” or Policies it does not wish to cede as Automatic Reinsurance, for Facultative Reinsurance first to the Reinsurer for consideration, before applying for Facultative Reinsurance from another reinsurer, including any facultative underwriting Designee.

4.01	Application. An application form substantially similar to the “Facultative Reinsurance Application Form” set forth as Exhibit C shall be used by the Company in the manner specified in Schedule C.

4.02
Underwriting Papers. Copies of the original insurance application, medical examiner’s reports, attending physician statements, inspection reports, financial information and all other papers and information obtained by the Company concerning insurability of the risk shall accompany the Facultative Reinsurance Application Form. If there are outstanding underwriting requirements not yet available, the Company shall notify the Reinsurer and its facultative underwriting Designee of such requirements. In addition, the Company agrees to provide any subsequent information received pertinent to the risk assessment to the Reinsurer and its facultative underwriting Designee as soon as possible following receipt of such information by the Company. At the Reinsurer's direction, the Company shall submit the Facultative Reinsurance Application Form for reinsurance and all supporting and related documents and information directly to the Reinsurer or the facultative underwriting Designee.

4.03
Reinsurer’s or Designee’s Actions. Following receipt of the Facultative Reinsurance Application Form, as set forth in Exhibit C, and the information as described above, the Reinsurer or its facultative underwriting Designee agrees to promptly examine the underwriting information and notify the Company of any one of the following:

a. an offer to reinsure the Policy;

b. an offer to reinsure the Policy other than as applied for;

c. an offer to reinsure the Policy subject to additional underwriting requirements;

d.	a need for additional underwriting information to further consider making a facultative reinsurance offer; or

e. a declination to make any facultative reinsurance offer.

The Reinsurer may elect not to participate in the facultative risk; however, this shall not prohibit the Company from reinsuring the facultative risk for its own accord with the Designee under the terms of any other reinsurance agreement with such Designee, subject to the first paragraph of this Article 4.

4.04
Expiration of Facultative Offer. Any offer from the Reinsurer or its facultative underwriting Designee to reinsure the Policy expires one hundred twenty (120) days after the offer is made, unless the facultative offer specifies otherwise or the Reinsurer extends the offer period in writing. The Company may accept the facultative reinsurance offer within the offer period and shall notify the Reinsurer of such acceptance by following the procedures outlined in Schedule C.

4.05
Conflicts. The terms and conditions of any facultative offer shall supersede the terms of the Agreement in case of conflicts between the two; otherwise reinsurance of a Policy on a Facultative Reinsurance basis shall comply with the terms of this Agreement.

ARTICLE 5

COMMENCEMENT OF LIABILITY

5.01 Conditional Receipt or Temporary Insurance Coverage.

a.
For Automatic Reinsurance, if the conditions for Automatic Reinsurance coverage under Article 3, “Automatic Reinsurance” of this Agreement are satisfied, the Reinsurer’s liability under the Company’s conditional receipt or temporary insurance agreement shall commence simultaneously with the Company's liability.

b.
For Facultative Reinsurance, the Reinsurer shall only be liable for benefits paid, pursuant to the terms and conditions of the Company's conditional receipt or temporary insurance agreement, if the Reinsurer or its facultative underwriting Designee has made a facultative offer and the offer is final and does not include any further underwriting action to be satisfied by the Company.

c.
For all Automatic and Facultative cases, the conditional receipt or temporary insurance liability applies only once on any given life regardless of how many receipts were issued or initial premiums were accepted by the Company. After a Policy has been issued, no reinsurance benefits are payable under this conditional receipt or temporary insurance provision.

d.
In the event that the Company’s rules with respect to cash handling and the issuance of conditional receipt or temporary insurance are not followed, the Reinsurer shall participate in the liability provided (a), (b), and (c) above are satisfied and the Company does not knowingly allow such rules to be violated or condone such a practice.

e.
For all Automatic and Facultative cases, reinsurance coverage under a conditional receipt or temporary insurance provision is limited to the Reinsurer’s share of the conditional receipt or temporary insurance limits shown in Schedule B, as well as the Automatic Acceptance Limits. All provisions of Article 8, “Death Claims” apply to such a claim.

5.02	Automatic Reinsurance. The Reinsurer’s liability for its share of a Policy ceded automatically, as defined in this Agreement, shall commence simultaneously with the Company’s liability.

5.03	Facultative Reinsurance. The Reinsurer’s liability for a Policy ceded facultatively, as defined in this Agreement, facultatively under this Agreement shall commence when both:

a.	the Company accepts the Reinsurer’s or its facultative underwriting Designee’s offer to reinsure by making a dated notation of its acceptance in its underwriting file; and

b.	the Policy has been issued.

5.04 Termination of Liability. The Reinsurer’s liability for any Policy ceded automatically or facultatively under this Agreement shall cease simultaneously with the Company’s contractual liability, or the earliest of:

a.	the date the Company's liability on such Policy is terminated under the terms of its Policy with the policyholder; or

b.	the date this Agreement is terminated by the Company or the Reinsurer as specifically provided for and limited by this Agreement.

ARTICLE 6

PAYMENTS BY THE COMPANY

6.01
Reinsurance Premiums. The Company agrees to pay Reinsurance Premiums to the Reinsurer for each and every accounting period, for the duration of this Agreement on a Policy. For purposes of this Agreement, the term Reinsurance Premiums shall mean the premium collected by the Company, for such then accounting period, from the policyholder times the Quota Share Percentage Reinsured as set forth in Schedule B.

6.02
Decrease in Modified Coinsurance Reserve. The Company shall pay the Reinsurer, for each and every accounting period for the duration of this Agreement, the amount by which the total modified coinsurance reserve, as defined in Article 10, “Reserves”, in the aggregate on the Policies has declined since the beginning of such then current accounting period, if any, as defined in Schedule C. The amount of such decrease for such then current accounting period shall be determined by subtracting the amount of the modified coinsurance reserve on the Policies as of the end of the current accounting period, from the amount of the modified coinsurance reserve on the Policies as of the end of the immediately preceding accounting period. Should such calculation result in a positive number, this shall be the amount of the decrease for the current accounting period. Should such calculation result in a negative number, the amount of decrease for the current accounting period shall be zero or none. The result is further multiplied by the Quota Share Percentage Reinsured, as set forth in Schedule B.

6.03
Consideration for Net Investment Income. The Reinsurer is obligated, in accordance with Article 7.03, “Increase in Modified Coinsurance Reserve”, to return all or a portion of the initial Reinsurance Premium to the Company as an initial modified coinsurance adjustment. Under coinsurance, the Reinsurer would retain all such monies for its own account and enjoyed the investment income thereon to help defray the liabilities of the Policies. However, under modified coinsurance, the Reinsurer has allowed the Company to retain such assets but it is not the intent of the parties that the Reinsurer should be denied the investment income on such monies. Therefore, the Company agrees to remit, for each and every accounting period for the duration of this Agreement, as part of the quarterly cash flow settlements to the Reinsurer, the investment income on such assets as provided for in Schedule E. Furthermore, the parties agree that retention of the assets by the Company is not intended to in any way diminish or dilute the investment risk transferred to the Reinsurer through the calculation of the investment income amount in Schedule E. The result is further multiplied by the Quota Share Percentage Reinsured, as set forth in Schedule B.

6.04 Quarterly Cash Flow Settlement. The parties agree to pay a quarterly cash flow settlement on the Policies as set forth in Schedule C.

6.05 Due Dates. The quarterly cash flow settlement shall be due and payable as set forth in Schedule C.

6.06 Estimates and Delays. If the amount of the quarterly cash flow settlement cannot be determined as of the due dates, as defined in Schedule C on an exact basis, such payments will be paid in accordance with a mutually acceptable formula which will approximate the actual payments. Should there be a delay in the payment due, the Reinsurer reserves the right to charge an interest penalty for the time period that the amount is overdue, at an annual effective interest rate based on the thirty (30) day U.S. Treasury Bill rate as of the due date plus 2% per annum.

6.07 Reinsurer’s Liability Ceases. If the quarterly cash flow settlement or estimates pursuant to this Article 6, including any settlement that becomes past due during a thirty (30) day written notice period as per Article 23.07, “Notices”, are not paid before the end of the notice period, the Reinsurer shall be relieved from all liability under such Policies as of the last date to which such settlement has been paid. Policies on which any settlement becomes due, subsequent to the expiry of the notice period, shall automatically terminate as of the last date to which the settlement has been paid. Any termination shall be in accordance with the Special Termination Settlement, as per Exhibit D.

6.08 Reinstatement of Reinsurance. If reinsurance coverage for Policies is terminated because the quarterly cash flow settlement is past due, the Policies may be reinstated, subject to approval by the Reinsurer and payment of all settlements past due. The Reinsurer shall not be liable for any claims incurred between the date of termination and the date of reinstatement of the reinsurance. The right to terminate reinsurance shall not prejudice the Reinsurer’s right to collect any and all settlements for the period during which reinsurance was in force prior to expiration of the notice of intent to terminate.

6.09 Unacceptable Termination. The Company agrees to maintain reinsurance of a Policy in force in accordance with the terms of this Agreement, for as long as the Policy remains in force. The Company shall not discontinue payment of a quarterly cash flow settlement to avoid reinsurance.

6.10 Administration of Reinsurance. Reporting periods, due dates, reporting requirements, quarterly cash flow settlement preparation and payments, and responsible parties are more fully described in Schedule C attached hereto.

ARTICLE 7

PAYMENTS BY REINSURER

7.01
Commissions. The Reinsurer shall reimburse the Company for the commissions and overrides actually paid by the Company for such then current accounting period on the Policies eligible for commission for each and every accounting period for the duration of this Agreement, provided no increase in the dollar amount of compensation or reimbursement has been made in any producer or agency contract without the express written consent of the Reinsurer. The Reinsurer shall not unreasonably withhold such consent. The result is further multiplied by the Quota Share Percentage Reinsured, as set forth in Schedule B.

7.02
Administration Expense Allowance. The Reinsurer shall reimburse the Company for the expenses it incurs from the on-going cost of administration on the Policies. Such amount shall be as defined in Schedule D. Schedule D charges shall remain in effect for the first three (3) years of this Agreement, but may be renegotiated at three (3) year intervals thereafter.

7.03
Increase in Modified Coinsurance Reserve. The Reinsurer shall pay the Company, for each and every accounting period for the duration of this Agreement, the amount by which the modified coinsurance reserve, as defined in Article 10, “Reserves”, in the aggregate on the Policies has increased since the beginning of such then current accounting period, if any, as defined in Schedule C. The amount of such increase for such then current accounting period shall be determined by subtracting the amount of the modified coinsurance reserve on the Policies as of the beginning of the then current accounting period, from the amount of the modified coinsurance reserve on the Policies as of the end of the then current accounting period. Should such calculation result in a positive number, this shall be the amount of the increase for the current accounting period. Should such calculation result in a negative number, the amount of the increase for the current accounting period shall be zero or none. The result is further multiplied by the Quota Share Percentage Reinsured, as set forth in Schedule B.

7.04
Claims. The Reinsurer shall pay the Company the Reinsured Amount on any claim paid by the Company pursuant to a Policy, in accordance with Article 8, “Death Claims” and Article 9, “Disputed Claims.” However, for the portion of the Reinsured Amount in excess of the Reinsurer’s Retention, it is acknowledged and understood by the parties that such excess payment shall be paid by the Reinsurer’s claims paying Designee directly to the Company. The Reinsurer’s payment along with the payment made by the claims paying Designee shall constitute the Reinsurer’s full liability and shall release the Reinsurer from any further liability associated with such claim. The Reinsurer’s liability to pay is expressly conditioned on the claim qualifying for reimbursement as set forth in Exhibit I. If the claim qualifies for reimbursement pursuant to the conditions as set forth in Exhibit I and any claims paying Designee fails to make a payment, the Reinsurer must make that payment as if the claims paying Designee did not exist. The Reinsurer shall be entitled to recover from the Company, through offset or otherwise, any amounts paid by the Reinsurer on claims that are subsequently determined as not qualifying for reimbursement.

7.05	Claim Expenses. The Reinsurer shall pay its proportionate share of expenses incurred in connection with a Policy claim, in accordance with Article 8.06, “Expenses.”

7.06
Allowances for Premium Taxes. The Reinsurer shall reimburse the Company for the state premium taxes payable by the Company for the Policies in an amount equal to the Reinsurance Premiums for such then current accounting period, as defined in Article 6.01, “Reinsurance Premiums”, multiplied by the state specific tax, as defined in Exhibit G, for the insured’s state of residence, for each and every accounting period for the duration of this Agreement.

Not later than thirty (30) calendar days after each calendar year-end falling within the term of this Agreement, the Company shall provide the Reinsurer with an accounting of its actual premium tax with respect to the Policies for such calendar year. Within fifteen (15) business days of receiving the accounting, if such accounting reflects amounts owed to the Reinsurer, the Company shall pay such amounts to the Reinsurer with the accounting. Otherwise, if it reflects amounts owed to the Company, the Reinsurer shall pay such amounts to the Company. In no event, will the Reinsurer reimburse more than the amount of premium taxes paid by the Company for the calendar year.

7.07	Quarterly Cash Flow Settlement The parties agree to pay a quarterly cash flow settlement on the Policies as set forth in Schedule C.

7.08 Due Dates. The quarterly cash flow settlement shall be due and payable as set forth in Schedule C.

ARTICLE 8

DEATH CLAIMS

8.01
Proofs. The Company shall promptly provide the Reinsurer with proper claim proofs, including a copy of the proof of payment by the Company, a copy of the insured’s death certificate, and the necessary police reports in the event of an accidental death. In addition, for disputed claims in the contestable period, the Company shall also send the Reinsurer and its claims paying Designee a copy of all claims papers in connection with the claim. The Reinsurer or its claims paying Designee reserves the right to request additional information on any claim.

8.02
Claims Adjudication. The Company agrees to act in good faith and in accordance with its standard claims practices applicable for all claims, regardless if reinsured, when enforcing the terms and conditions of the Policies in connection with the administration, negotiation, payment, denial or settlement of a claim.

8.03
Payment. For non-disputed claims, the Reinsurer shall accept the good faith decision of the Company and shall pay the Company the Reinsured Amount on which Reinsurance Premiums have been computed and paid, once the Company provides proper claim proofs in accordance with Article 8.01. However, such payment shall be subject to the terms and conditions specified in the attached Exhibit I. Payment of the Reinsured Amount for the reinsured death proceeds shall be made in one lump sum, regardless of the Company’s settlement options.

8.04	Payment Compliance. A claim shall not be payable if said payment would cause Reinsurer or and its claims paying Designee to be in violation of Laws applicable to the Reinsurer.

8.05
Maximum Reinsurance Recoverable. The total reinsurance recoverable from all reinsurers by the Company, including the Reinsurer and claims paying Designee, shall not exceed the Company’s total contractual liability on the Policy, less the amount retained by the Company. The maximum reinsurance death benefit payable to the Company under this Agreement is the Reinsured Amount specifically reinsured with the Reinsurer. Any settlement amounts beyond the Reinsured Amount voluntarily made by the Company are not reinsured hereunder. The Reinsurer shall pay its proportionate share of the interest that the Company pays on the death proceeds until the Company’s date of settlement, provided that the interest rate applied does not exceed the amount provided by state statute.

8.06
Expenses. The Reinsurer’s liability shall include reimbursement for certain reasonable documented third-party expenses incurred by the Company in connection with, investigating, defending or settling a Policy claim, provided the Reinsurer has not discharged its liability pursuant to Article 9, “Disputed Claims”. In no event shall such expense reimbursement include any of the following:

a. salaries of employees of the Company or home office expenses;

b.routine investigative or administrative expenses;

c.expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement of the Policy proceeds or benefits that the Company may admit are payable;

d.a gratuitous or ex gratia payment made by the Company.

8.08     Misrepresentation or Suicide. If the Company returns premium on a Policy to the policyowner or beneficiary as a result of misrepresentation or suicide of the insured, then all premiums and considerations paid under this Agreement for such Policy will be returned by the Reinsurer and the Company to the other party in lieu of any other form of reinsurance benefit payable under this Agreement. For survivorship (second-to-die) Policies, if a single life Policy is issued to the surviving life where the death of the first insured is by suicide, such resulting Policy shall be issued with the issue date of the original survivorship Policy and shall become reinsured hereunder in accordance with the terms of this Agreement.

8.09    Misstatement of Age or Sex. In the event of a change in the amount of the Company’s liability on a Policy due to a misstatement of age or sex, the Reinsurer’s liability shall change proportionately. The face amount of the Policy shall be adjusted from the inception of the Policy, and any difference in premiums and considerations paid under this Agreement shall be settled without interest.

8.10        Claims Notice. Following receipt of notice of a death claim involving a policy or policies covered by this Agreement, the Company shall notify the Reinsurer, as soon as reasonably possible, of the pending claim or claims.

ARTICLE 9

DISPUTED CLAIMS

9.01 Disputed Claims Notice. The Company shall notify the Reinsurer and its claims paying Designee of its intention to contest, compromise or litigate a claim involving a Policy (“Disputed Claim”). The Company shall also promptly disclose all information involving the Policy claim.

9.02 Opt Out. If the Reinsurer should decline to participate in the contest, compromise or litigation, with respect to a Disputed Claim (“Opt Out”), the Reinsurer may then release all of its liability by paying the Company its full share of reinsurance death benefits for the Policy and will not share in any subsequent increase or reduction in liability.

9.03 Reduction in Liability. If the Reinsurer does not Opt Out, and the Company’s contest, compromise, or litigation results in a reduction in its liability, the Reinsurer shall share in the reduction in the proportion that the Reinsurer’s liability bears to the total liability on the insured’s date of death.

9.04 Reinsurer’s Participation in Expenses. The Reinsurer shall pay its share of reasonable documented third-party investigation and legal expenses, with respect to a Disputed Claim, connected with the litigation or settlement of contractual liability claims unless the Reinsurer has released its liability, in which case the Reinsurer shall not participate in any expenses after the date of release.

9.05 Exclusions. Claim expenses do not include those expenses mentioned in Article 8.06, “Expenses”. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to Policy proceeds or benefits that the Company admits are payable are not a claim expense under this Agreement.

ARTICLE 10

RESERVES

The modified coinsurance reserves shall be an amount equal to the Gross Statutory Reserve on that portion of the Policies as of the close of such accounting period for which this calculation is being made. For the first accounting period after the effective date of this Agreement, the beginning modified coinsurance reserve for purposes of the calculation of increase or decrease in modified coinsurance reserve shall be zero as of the effective date of this Agreement.

ARTICLE 11

EXTRACONTRACTUAL DAMAGES

11.01      Reinsurer’s Liability. It is understood that the Reinsurer shall not participate in Punitive or Compensatory Damages that are awarded against the Company as a result of an act, omission, or course of conduct committed solely by the Company, its agents, or representatives in connection with claims covered under this Agreement. The Reinsurer will, however, pay its share of Statutory Penalties awarded against the Company in connection with claims covered under this Agreement if the Reinsurer elected in writing to join in the contest of the coverage in question.

11.02      Reinsurer’s Limited Participation. The parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law, to share proportionately in Punitive and Compensatory Damages. Such circumstances are difficult to define in advance, but would generally be those situations in which the Reinsurer was an active party and, in writing, recommended, consented to, or ratified the act or course of conduct of the Company that ultimately resulted in the assessment of the extra-contractual damages. In such situations, the Reinsurer and the Company may share such damages so assessed, in equitable proportions. For purposes of this Article 12, the following are examples of where the Reinsurer’s conduct may give rise to such responsibility:

a.	the Reinsurer has actively taken control of the litigation and is directing the Company’s action; and

b.	the Reinsurer is attempting to compel acceptance of its direction by a specific written threat of withholding payment of reinsurance proceeds.

The parties further agree that the mere decision to participate in a contest is not a sufficiently direct, active, decision making role so as to give rise to extracontractual damages nor is the provision of advice concerning a claim that was solicited by the Company.

ARTICLE 12

POLICY CHANGES, CONTINUTATIONS, REDUCTION, AND INCREASES

12.01       Policy Changes. Whenever a change is made in the status, plan, amount, risk classification or other feature of a Policy, the Reinsurer shall, upon receipt of notification of the change, provide adjusted reinsurance coverage in accordance with the provisions of this Agreement. The Company shall notify the Reinsurer of any change due to such adjusted reinsurance coverage in the Company’s next billing statement.

a.
Risk Classification Changes. If the insured requests a table rating reduction or removal of a flat extra premium charge, such change shall be underwritten according to the Company’s normal underwriting practices. Risk classification changes on Facultative Policies shall be subject to the Reinsurer’s or facultative underwriting Designee’s approval. Any reinsurance coverage shall be adjusted accordingly.

b.
Reinstatements. If the Company terminates a Policy reinsured on an Automatic Reinsurance basis, due to the policyholder’s actions or directions, and such a Policy is reinstated in accordance with its terms and the Company’s rules and procedures as disclosed to the Reinsurer, the Reinsurer shall, upon notification of reinstatement, reinstate the reinsurance coverage. If the Company terminates a Policy reinsured on a Facultative Reinsurance basis, due to the policyholder’s actions or directions, and such Policy is reinstated, the Company shall resubmit the case to the Reinsurer’s and facultative underwriting Designee for underwriting approval before the reinsurance can be reinstated. The Reinsurer shall not be liable for any claims incurred between the date of termination and the date of reinstatement of the reinsurance.

c.
Restorations. If a Policy is restored pursuant to any state law or regulation that requires reinstatement or restoration of a Policy following a “free look” period allowed to the policyholder for a proposed replacement policy, and said replacement policy is subsequently rejected by the policyholder, the Reinsurer agrees to restore reinsurance of the Policy under its original terms and conditions as set forth herein. The foregoing shall apply to Automatic and Facultative Reinsurance.

12.02       Continuations. If the Company issues a Continuation of a Policy as defined in this Article 12 and Article 25 “Definitions”, it agrees to reinsure the Continuation with the Reinsurer. A policy that is a Continuation of a policy not previously reinsured with the Reinsurer, shall not be reinsured under this Agreement without the prior written consent of the original reinsurer and reinsurance terms agreed upon by the Company and the Reinsurer.

              If the Company issues a Policy resulting from an internal replacement or exchange, the Reinsurer shall continue to reinsure the new Policy, provided the replaced or exchanged policy was reinsured.

                If the Company treats the Policy as new business, subject to the definition of a Policy Continuation in this Article 12 and Article 25, “Definitions”, then the reinsurance shall also be considered new business. Such policies must be fully underwritten for the full amount and must be issued with full new business commissions. Where permitted by law, they must also include full suicide and contestability provisions. If the previous policy was reinsured on a Facultative Reinsurance basis, the new policy must be submitted on a facultative basis as well.

If the above new business provisions do not apply, the Company and the Reinsurer must specifically agree on terms and procedures for the reinsurance coverage to continue. Furthermore, unless mutually agreed otherwise, policies that are not originally reinsured with the Reinsurer and that are converted or exchanged to or replaced by a plan covered under this Agreement will not be reinsured hereunder unless such conversion, exchange or replacement is new business, as defined herein.

If the replacement or exchange results in an increase in the risk amount, the increase shall be underwritten by the Company in accordance with its new business underwriting and issue standards and procedures. The Reinsurer shall accept its proportional share of such increases, subject to the new business provisions of this Agreement.

12.03 Reductions. Whenever retained individual life insurance coverage on the insured life terminates, lapses, or reduces, the Reinsured Amount of the Policy shall be reduced proportionately. The reduction in reinsurance shall be effective on the same date as the termination, lapse, or reduction of the underlying policy. The reduction in the reinsurance shall be proportional to the share of risk covered by the Reinsurer before the reduction.

If life insurance retained by the Company on an insured person reduces because any policy on that life lapses or reduces pursuant to the terms of that policy, the Reinsured Net Amount at Risk shall also be reduced effective the same date of termination or reduction of that policy to restore, as far as possible, its Quota Share Percentage on the life.

Reinsurance shall be reduced on the specific Policy that was terminated or reduced. If there is a balance available to restore the Company’s retention level to the maximum amount pursuant to the terms of this Agreement, reinsurance on the other policies shall reduce beginning with the last policy issued {OR} the first policy issued. The reduction shall not include any facultative Policy, for which the Company, at the time of issue, retained less than its Quota Share Percentage on the life, as set forth in Schedule B.

12.04Non-Contractual Increases. If the amount of life insurance on a Policy is increased as the result of a non-contractual change, the increase is subject to new underwriting and shall be underwritten by the Company in accordance with its normal underwriting standards and practices. For purposes of this Agreement, such an increase shall be considered as new reinsurance and shall be subject to all terms and conditions set forth herein. The Reinsurer’s or facultative underwriting Designee’s approval is required if the original Policy was reinsured on a facultative basis, or if the new amount of coverage causes the Reinsured Amount on the insured’s life to exceed either the Automatic Acceptance Limit or the Automatic In Force and Applied For Limits (aka Jumbo or Participation Limits) as specified in Schedule B.

12.05Contractual Increases. If the amount of life insurance on a Policy is increased, (a) the increase is not subject to new underwriting evidence in accordance with the Company’s normal underwriting standards and practices, and (b) the potential for the projected increase was known at the time of issue of the Policy, the increase shall be Automatically reinsured, provided that the Reinsured Amount does not exceed the Automatic Acceptance Limits specified in Schedule B. The Company and the Reinsurer will share the increased amount proportionately. Any other contractual increase not subject to new underwriting shall not be reinsured under this Agreement.

ARTICLE 13

TERMINATIONS BY COMPANY

There shall be no right of recapture due to increases to the Company’s Maximum Dollar Retention. However, upon the occurrence of any of the events as described in this Article 13, the Company may terminate this Agreement for new and in force business as outlined below and in accordance with the attached Special Termination Settlement in Exhibit D. As of the termination date, the Reinsurer will have no further liability under this Agreement.

13.01 Nonpayment by the Reinsurer If the quarterly cash flow settlement is not paid within thirty (30) calendar days of the due date, as set forth in Schedule C, for reasons other than those due to Error as defined in Article 15, “Errors and Omissions,” the Company may exercise its right of termination and shall give the Reinsurer a thirty (30) calendar day written notice, as per Article 23.07, “Notices”, of its intent to terminate. The reinsurance automatically terminates at the end of such thirty (30) calendar day notice period for all reinsurance on which balances remain due and unpaid, including reinsurance on which balances become due and unpaid during and after the 30-day notice period, provided the settlement payment is not received within that 30-day period. However, the Reinsurer shall remain liable for any settlement or claim incurred prior to the final date of termination.

13.02 Breach of Representations. Violation by the Reinsurer of any term or condition of this Agreement per Article 22, “Representations and Covenants”, and failure to remedy the breach within the stated Notification Period, as defined by Article 22, “Representations and Covenants”.

13.03 Change in Control. A change in control (more than 49% to other than the Reinsurer’s Member Firms or their affiliated persons) of the common stock of the Reinsurer, without the express written consent of the Company, except that any reorganization of the Reinsurer's shares to facilitate a holding company reorganization with such new holding company materially controlled by the same entities or individuals as the Reinsurer shall not be considered a change in control as contemplated by this Article 13.

13.04 Change in Reinsurer’s Financial Conditions. The Reinsurer is placed under supervision, conservatorship or receivership as provided by Colorado law or regulation.

13.05 Change in Company Action Level. The statutory capital and surplus of the Reinsurer is less than 150% of the NAIC statutory requirements for Risk Based Capital Company Action Level as of any calendar year ending December 31 as that term is defined as of the Effective Date of this Agreement or if still applicable as such term is defined for such then current accounting period.

ARTICLE 14

TERMINATIONS BY REINSURER

If the Company experiences any one of the events as described below, the Reinsurer may terminate this Agreement as outlined below, in accordance with the attached Special Termination Settlement in Exhibit D.

14.01 Nonpayment by Company. The payment of a quarterly cash flow settlement is a condition precedent to the liability of the Reinsurer. If the settlement is not paid within thirty (30) calendar days of the due date, for reasons other than those due to Error as defined in Article 15, “Errors and Omissions,” the Reinsurer may exercise its right of termination and shall give the Company a thirty (30) calendar day written notice, as per Article 23.07, “Notices”, of its intent to terminate. Reinsurance shall automatically terminate at the end of such 30-day notice period for all reinsurance on which balances remain due and unpaid, including reinsurance on which balances become due and unpaid during and after the 30-day notice period, provided the settlement payment is not received within that 30-day period.

14.02 Material Breach. Notwithstanding the notice requirement set forth in Article 26.02, “Closure for New Reinsurance”, the Reinsurer may terminate this Agreement with respect to the reinsurance of new business immediately upon a material breach of this Agreement.

ARTICLE 15

ERRORS AND OMISSIONS

15.01  Errors. Any unintentional or accidental failure of the Company or the Reinsurer to comply with the terms of this Agreement which is shown to be the result of an error, oversight, omission or misunderstanding in the administration of the reinsurance (collectively referred to as “Errors”) shall not be deemed a breach of this Agreement. Upon discovery, however, the Errors shall be corrected so that both parties are restored to the position they would have occupied had the Error not occurred. If it is not possible to restore both parties to such a position, the Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses. This provision does not apply to the administration of the insurance provided by the Company to its insured or any other non-reinsurance errors or omissions committed by the Company with regard to the Policy.

15.02  Limitations. The Reinsurer shall not provide reinsurance for policies that do not satisfy the terms and parameters of this Agreement nor shall the Reinsurer be responsible for negligent or deliberate acts or for repetitive Errors in administration by the Company. If either party determines that the Company has failed to comply with the reporting requirements pursuant to this Agreement, the Reinsurer may require the Company to audit its records for similar Errors and to make its best efforts to avoid similar Errors in the future.

ARTICLE 16

INSPECTION OF RECORDS

The Company, the Reinsurer or its Designee may audit, inspect and examine, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the Policies provided that forty eight (48) hour advance notice has been given to the other party. For instance, other documents related to the Policies shall include management's documentation and assessment of internal controls in compliance with the Sarbanes Oxley Act of 2002 Sec. 404, if applicable.

Inspection shall be performed during the normal business hours and at the office of the party where the records to be inspected are routinely housed. The party wishing to make the inspection shall notify the other party in writing of its desire to make such an inspection and of the documents or information it desires to review. The party whose records are to be inspected shall promptly respond to the requesting party and make arrangements for a mutually acceptable time for the inspection. The audited party agrees to provide a reasonable workspace for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators, or examiners. The expense of the respective party's employee(s) or authorized representative(s) engaged in such activities shall be borne solely by such party.

ARTICLE 17

INSOLVENCY OF THE COMPANY

17.01 Payments and Notice Requirements. In the event that the Company is deemed Insolvent, all reinsurance payments payable in accordance with the terms of this Agreement shall be payable by the Reinsurer directly to the Company, its liquidator, receiver or statutory successor, without diminution because of the Insolvency of the Company. It is understood, however, that in the event of such Insolvency, the liquidator, receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company on a risk reinsured hereunder within a reasonable time after such claim is filed in the Insolvency proceeding. Such notice shall indicate the policy reinsured and whether the claim could involve a possible liability on the part of the Reinsurer. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses it may deem available to the Company, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and multiple reinsurers elect to interpose a defense or defenses to any such claim, the expense shall be apportioned among the reinsurers in the same proportion that the reinsurers’ net liability bears to the sum of the net liability of all reinsurers participating in the defense. The Reinsurer shall be liable for the amounts payable under this Agreement and shall not be, nor become, liable for any amounts or reserves to be held by the Company on the Policies.

ARTICLE 18

OFFSET

All amounts due or otherwise accrued to any of the parties hereto, whether by reason of premiums, losses, expenses, reversal of claims previously paid or otherwise, under this Agreement, shall at all times be fully subject to the right of offset and only the net balance shall be due and payable. The right of offset shall not be affected or diminished because of the Insolvency of either party.

ARTICLE 19

DEFERRED ACQUISITION COST TAX

The parties hereby agree to the following in accordance with Internal Revenue Regulation 1.848(g)(8) issued December 29, 1992 under Section 848 of the Internal Revenue Code:

•	to exchange information pertaining to the amount of net consideration under this Agreement not later than May 1st for each and every taxable year for which this treaty is in effect; and

•
that the party with net positive consideration, as defined in the regulations promulgated under Internal Revenue Code Section 848, will capitalize specific policy acquisition expenses with respect to this agreement without regard to the general deductions limitation of Internal Revenue Code Section 848(c)(1); and

•	that the other party may challenge such calculation within ten (10) business days of receipt of the such net positive consideration calculation; and

•
that should the other party challenge such calculation and the parties are unable to agree as to the appropriate methodology they shall refer such dispute to an outside tax consultant neutral to the parties; with such incurred expense equally borne by the parties..

Both the Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

ARTICLE 20

ARBITRATION

20.01 General. Any dispute or other matter in question between the Company and the Reinsurer arising out of, or relating to, the formation, interpretation, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, and whether in contract, tort, or otherwise, shall be settled by arbitration.

20.02 Notice. To initiate arbitration, either the Company or the Reinsurer shall notify the other party in writing of its desire to arbitrate. The notice shall identify the claimant, the contract at issue, and the nature of the claims and/or issues. Notice shall be sent via certified mail, with return receipt, or another service, which produces a receipt. The arbitration shall be deemed to have been commenced on the date the notice of arbitration is received.

20.03 Procedure. There shall be three neutral arbitrators who shall each have no less than ten (10) years of insurance or reinsurance industry experience and who are current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. The arbitrators shall not be under the control of any party to the arbitration or to this Agreement, nor shall any member of the panel have a financial interest in the outcome of the dispute. Within thirty (30) days following the commencement of the arbitration proceedings, each party shall provide the other with the identification of their appointed arbitrator, and provide a copy of the arbitrator’s curriculum vitae. If either party refuses or neglects to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator to act as the appointed arbitrator for the defaulting party by providing notice and a copy of the arbitrator’s curriculum vitae. The first two arbitrators shall appoint a third arbitrator (the “Umpire”). If the two arbitrators are unable to agree upon the selection of an Umpire within thirty (30) days following their appointment, each arbitrator shall nominate three (3) candidates within ten (10) days thereafter, two of whom the other party shall decline and the decision shall be made by drawing lots. In the event any arbitrator fails, refuses, or becomes unable to act as such before an award has been rendered, a successor shall be selected in the same manner as the original arbitrator.

The claimant and respondent shall each submit initial briefs to the panel outlining the issues in dispute and the reasons for their respective positions within thirty (30) days of the notice of the appointment of the Umpire.

The arbitrators shall consider this Agreement an honorable engagement rather than merely a legal obligation, and the panel shall make its decision with consideration given to the custom and usage of the life insurance and life reinsurance industry. The arbitrators shall have the power to determine all procedural rules of the arbitration, including, but not limited to inspection of documents, examination of witnesses, and any other matter related to the conduct of the arbitration. The panel and the Umpire shall have the authority to issue subpoenas (including subpoenas to third party witnesses) and other orders to enforce their decisions. Ex parte communications with arbitrators shall not be permitted at any time after the appointment. The arbitrators shall recognize the attorney/client privilege and the attorney work product doctrine. Neither a party nor an arbitrator may disclose the existence, content, or result of any arbitration hereunder, except to the extent such disclosure may be required for review and enforcement by a court of competent jurisdiction, to support reinsurance or retrocessional recoveries, or as otherwise agreed by the parties. The location of all proceedings shall be Chicago, Illinois unless the parties agree otherwise.

The panel may issue orders for interim relief upon showing of good cause, including pre-award security. Absent good cause for an extension as determined by the panel, the panel shall render the final award within nine (9) months of the appointment of the Umpire, unless the parties agree otherwise, and within thirty (30) days after the date of the closing of the hearing. The panel is authorized to award any remedy or sanctions allowed by applicable law, including, but not limited to monetary damages, equitable relief, pre or post award interest, costs of arbitration, attorneys fees, and other final or interim relief; provided that arbitrators shall not be empowered to award damages in excess of compensatory damages. The decision of the arbitrators shall be made by majority rule, and shall be final and binding on both parties. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties shall jointly and equally bear the expense of the Umpire and other costs of the arbitration.

The provisions of this Article 20 shall be governed by the AIDA Reinsurance and Insurance Arbitration Society (ARIAS.US).

ARTICLE 21

GOOD FAITH AND CONFIDENTIALITY

21.01 Utmost Good Faith. The parties agree that this Agreement is entered into with the understanding that the principles of utmost good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties’ rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the parties including, for example, their warranties, representations and disclosures.

21.02 Duty to Disclose. This Agreement requires the continuing utmost good faith of the parties, their representatives, successors, and assigns. This includes, but is not limited to, a duty of full and fair disclosure, as reasonably determined by an independent actuary, of all information respecting the formation and continuation of this Agreement, and the Policies reinsured hereunder and the duty to make true and complete representations in such disclosures.

21.03 Affirmation. The Company affirms that it has disclosed and shall continue to disclose to the Reinsurer all matters material to this Agreement, such as its underwriting and policy issue practices (i.e. rules and philosophies), its claims practices, any changes to product loads, charges, or features, its financial condition, and any change in its ownership or control.

21.04 Confidentiality. Any and all materials, information, proposals, studies or other documents relative to this Agreement are confidential and proprietary. Neither party shall disclose, directly or indirectly, any information obtained from the other party, relative to this Agreement, to any third party without the express written consent of the other unless applicable statute, law or regulation requires such disclosure. This restriction shall not apply to information the Reinsurer may disclose to its Designee in order to fulfill its obligations pursuant to the terms and conditions of this Agreement.

ARTICLE 22

REPRESENTATIONS AND COVENANTS

22.01 Each party to this Agreement represents the following:

a.	it is a corporation duly organized, existing and in good standing under the laws of its state of domicile; and

b.
it has taken all requisite corporate proceedings to authorize it to enter into and it is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement; and

c.
that data provided, both oral and written, as part of each party’s due diligence process, is complete and accurately describes the current financial condition of the party, and the Policies eligible for reinsurance hereunder.

22.02 The Company agrees to the following:

a.
it shall not knowingly permit a person under its control to commit any action that would violate any state law or regulation, in those jurisdictions covered hereunder, governing administration or servicing of insurance as defined thereunder; and

b.
it has obtained any and all regulatory approvals as may be required for the Company to cede the policies covered hereunder and to assure whatever reserve credits it may wish to take for such cession; and

c.
it shall not take any unauthorized action that would encourage the policyholders covered under this Agreement to surrender, reduce or otherwise terminate their existing coverage either through direct or indirect acts, including but not limited to, a plan of internal replacement; and

d.
that no other reinsurance of any portion of the policies reinsured hereunder shall be made to any third party without written notification to the Reinsurer. Furthermore, the Company shall fully disclose all terms of any such reinsurance to the Reinsurer.

22.03 The Reinsurer represents the following:

a.	it has obtained any and all regulatory approvals as may be required for the Reinsurer to provide the reinsurance covered hereunder; and

b.
excluding excess of retention YRT and aggregate catastrophic/stop loss coverages, no other retrocessions of any portion of the Policies hereunder shall be made to any other third party without written notification to the Company.

22.04 The Reinsurer and the Company agree to the following:

a.
to indemnify, defend and hold harmless the other, its directors, officers, employees and agents from any and all claims, actions, suits, judgments, damages (including punitive or exemplary damages), fines and other proceedings, whether civil, criminal (only to the extent permitted by law or public policy), administrative, investigative or otherwise, together with all costs, expenses and other amounts, including attorney's fees, arising or alleged to have arisen out of any act, error or omission related to or resulting from the performance of the duties, obligations or responsibilities of the indemnifying party, its directors, officers, employees and agents, under this Agreement. This Article 22.04 is not intended and shall not be construed to expand the remedies that may be awarded by arbitrators for breach of this Agreement in any arbitration of a dispute between the Company and Reinsurer pursuant to Article 20, “Arbitration”; and

b.
the Reinsurer shall have no obligation arising out of any breach of any duty on the part of the Company to any insured covered hereunder. The Company shall remain solely liable for all fines, penalties or other assessments imposed against the Reinsurer by any Insurance Department or other governmental entity for any conduct of the Company, its employees or authorized representatives, which was not expressly authorized, in writing, by the Reinsurer; and

c.
no commission, fee or compensation is due to any third person by virtue of having negotiated or arranged the transactions herein. Each of the parties agrees to pay all costs incurred by it for actuarial, legal and other services received or utilized in connection herewith.

22.05 Notification Period. Notwithstanding the provisions of Article 6.07, “Reinsurance Liability Ceases”, and Article 13, “Terminations by Company”, should the Company or the Reinsurer be found in violation of any of the provisions of this Article 22, the party discovering such breach, shall notify, in writing, the other party of the existence of such breach. The party once notified shall have ninety (90) calendar days from the date such notification was mailed to provide the other party evidence that the breach has been remedied.

ARTICLE 23

GENERAL PROVISIONS

23.01Article Headings and Subsections. All article headings, titles and subsections captured in this Agreement or in any schedule have been inserted for the reader's convenience only, shall not be deemed a part of this Agreement and shall not be construed as having specific meaning with regards to any interpretation of the Agreement.

23.02 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

23.03 Entire Agreement. This Agreement, which includes any Schedules, Exhibits, and Addenda, and any amendments attached hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both parties.

23.04 Financial Reports The Company and the Reinsurer each agree to furnish the other, when requested, with their respective NAIC Convention Blank Statements, as required by their respective state laws.

23.05 Governing Law This Agreement is subject to and is to be interpreted in accordance with the laws of the State of Massachusetts, except that it is agreed that the provisions of Article 20, “Arbitration”, shall be governed by the rules of AIDA Reinsurance and Insurance Arbitration Society (ARIAS.US).

23.06 Nonwaiver No forbearance on the part of either party to insist upon compliance by the other party with the terms of this Agreement shall be construed as, or constitute a waiver of, any of the terms of this Agreement.

23.07Notices. All notices and other communications under this Agreement will be effective when received and sufficient if given in writing and delivered by confirmed facsimile transmission, by certified or registered mail, or by an overnight delivery service of general commercial use (such as UPS, Federal Express or Airborne), addressed to the attention of the applicable party described in Schedule C attached hereto, or any successor thereof.

23.08Severability. In the event that any provision or term of this Agreement shall be held by any court to be illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect, except if the provision or term held to be illegal or unenforceable is also held to be a material part of this Agreement such that the party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement, subject to the Special Termination Settlement provisions detailed in Exhibit D.

23.09 Survival. The representations, warrants, covenants and agreements respectively required to be made by the Company and the Reinsurer in this Agreement shall survive the termination or expiration of this Agreement.

ARTICLE 24

PARTIES TO THE AGREEMENT

24.01No Third Party Relationship. This Agreement is solely between the Reinsurer and the Company. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement shall not create any right or legal relationship between the Reinsurer and any other person, for example, any insured, policyholder, agent, beneficiary, assignee, Designee, or other reinsurer. The Company agrees that it shall not make the Reinsurer a party to any litigation between any such third party and the Company.

24.02Parties’ Obligations. The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the underlying Policies are no longer in force under this Agreement. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

ARTICLE 25

DEFINITIONS

25.01 Automatic Acceptance Limits. The amount specified in Schedule B used to determine the maximum amount written by the Company that may be ceded as Automatic Reinsurance. This maximum amount that may be ceded includes all coverage amounts (including Ultimate Amounts) applied for or issued by the Company with all reinsurers at the time of consideration of the current application.

25.02 Automatic In Force and Applied For Limits (aka Jumbo or Participation Limits). The maximum amount (including replacements and any known Ultimate Amounts) specified in Schedule B in force with all companies on this life, including the current amount applied for, as a condition for Automatic Reinsurance.

25.03 Automatic Reinsurance. The submission of reinsurance satisfying certain conditions as set forth in Article 3 “Automatic Reinsurance” of this Agreement that may be ceded to the Reinsurer without obtaining a specific offer from the Reinsurer to reinsure.

25.04 Compensatory Damages. Those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

25.05 Continuations. A new Policy replacing an existing Policy or a change to an existing Policy issued in compliance with the terms of the original Policy or satisfying any one of the following conditions:

•	the continuing Policy is issued without the same new underwriting information the Company would normally obtain for a newly issued policy; or

•
the continuing Policy is issued without a suicide exclusion or contestable period for the same period of time as those contained in other newly issued policies, and this suicide exclusion or contestable period would be permitted by law; or

•	the Company does not pay the same commissions to its agent in the first year that it would normally pay for a newly issued policy.

25.06 Designee. A party designated by the Reinsurer to act on behalf of the Reinsurer in performing certain functions as more fully described in the body of this Agreement. Such functions generally include making claims payments on the Reinsurer’s behalf, performing facultative underwriting reviews and extending facultative offers, and performing any claims and underwriting reviews, or audits in order for the Reinsurer to satisfy its rights and obligations pursuant to the terms and conditions of this Agreement. Such designated party is typically one or more of the Reinsurer’s retrocessionaires. Any other functions the Reinsurer chooses a Designee to perform that are not expressly described in this Agreement must receive prior written approval from the Company.

25.07 Errors. Any unintentional or accidental failure of the Company or the Reinsurer to comply with the terms of this Agreement which is shown to be the results of an error, oversight, omission or misunderstanding in the administration of the reinsurance.

25.08 Facultative Reinsurance. Reinsurance that is ceded to the Reinsurer subject to the Company obtaining and accepting a specific offer to reinsure from the Reinsurer or its facultative underwriting Designee, in accordance with Article 4, “Facultative Reinsurance”.

25.09  General Account. An undivided general investment account in which life insurers maintain funds (reserves) to support a line of business; i.e. monies that are not invested in the separate account, which are investments common to variable universal life products, characterized by investment performance and risk being passed through to the policyholder, and being under control or direction of the policyholder.

25.10 Gross Statutory Reserve. For purposes of this Agreement, it shall mean total Separate Account and General Account Reserves calculated by the Company under (state) insurance regulations and in accordance with accepted actuarial industry practice.

25.11 Insolvency/Insolvent. For purposes of this Agreement, either party to this Agreement shall be considered insolvent when so declared by the regulatory agency responsible for such determination.

25.12 Laws. All laws, regulations, judicial and administrative orders applicable to the business reinsured under this Agreement, including, but not limited to, sanctions laws administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), as such laws may be amended from time to time.

25.13 Maximum Dollar Retention. The maximum dollar amount specified in Schedule B that is held by the Company at its own risk on a life without the benefit of proportional reinsurance. In calculating the amount to be retained, the sum of all retained coverage held by the Company on the life and in force as of the date of issue of the Policy, shall be taken into account.

25.14 Member Firm. A Member Firm is any financial services entity that has (a) met the criteria for membership and has entered into the Marketing Agreement between and the Member Firm or (b) is currently completing a provisional Member Firm period.

25.15 Policy/Policies. An individual life insurance policy directly written by the Company on the policy forms set forth in Schedule A that are the subject of reinsurance hereunder. Such Policies may include other supplemental riders or endorsements. Reinsurance of these supplemental benefits is specified in Schedule A or any addendum attached hereto.

25.16 Punitive Damages. Those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

25.17 Quota Share Basis/Percentage. A form of reinsurance in which premiums and losses are shared proportionately between the Company and the Reinsurer based on those percentages as specified in Schedule B.

25.18 Reinsured Amount. For Quota Share arrangements, the Reinsured Amount shall equal the Policy face amount less the Quota Share Percentage Retained by the Company, as set forth in Schedule B.

25.19 Reinsurer’s Retention.  As specified in Schedule B, with respect to a Policy, this is the amount of the Reinsured Amount retained by the Reinsurer and not ceded by the Reinsurer to one or more retrocessionaires.

25.20 Separate Account. This is an account established by and in the name of the Company in a qualified U.S. financial institution, the assets which are held apart from the general assets of that financial institution.

25.21 Statutory Penalties. The fixed amounts awarded by statute as a penalty in conjunction with an act, omission or course of conduct related to a claim. In no event whatsoever, shall the term Statutory Penalties include any Punitive Damages awards.

25.22	Ultimate Amount. The projected maximum face amount of a Policy that could be achieved based on certain assumptions made about the operation of the Policy during the insured’s lifetime.

25.23 Underwriting Guidelines. The Underwriting Guidelines used by the Company to evaluate and assess the potential insured risk, as specified in the attached Exhibits A and B.

ARTICLE 26

DURATION AND TERMINATION

26.01 Duration This Agreement shall survive until the last benefit to the last policyholder has occurred and been settled under the terms contained herein, unless all of the Policies have been otherwise terminated by the Company or terminated by the Reinsurer, as specifically allowed for and limited by this Agreement.

26.02 Closure for New Reinsurance. This Agreement is for an unlimited duration. The Company or the Reinsurer may terminate this Agreement with respect to new reinsurance by providing ninety (90) calendar days written notice of termination, as per Article 23.07, “Notices”, to the other party. During this notification period, the Company shall continue to cede and the Reinsurer shall continue to accept Policies pursuant to the terms of this Agreement.

ARTICLE 27

EXECUTION

This Agreement is effective as of the ____ day of _______, 20__ and applies to all eligible Policies with issue dates on or after such date. This Agreement has been made in duplicate and is hereby executed by both parties with authorized signatures as affixed below.

Nationwide Financial

By                            Attest:
Title:                        Title:
Date:                       Date:

Reinsurer

By:           Attest:
Title:        Title:
Date:       Date:

SCHEDULE A

POLICY FORMS REINSURED AND REINSURANCE BASIS

The Company agrees to cede risk under the following Policy forms and riders, if applicable, for the percentage of risk ceded; for Policy issue dates from and to the dates shown below.

Policy Form & Plan Codes	Policy Issue Dates From and To

Backdating: Policies that have application dates on or after the above dates, but are only backdated to save age in accordance with the Company’s standard policy are covered under this Agreement

Occupation Exclusions from Automatic Reinsurance

Entertainers and High Profile Athletes (…to be defined…)

Foreign Travel Exclusions from Automatic Reinsurance

TBD

Foreign Residence Exclusions from Automatic Reinsurance

TBD

SCHEDULE B

REINSURANCE BASIS AND LIMITS

MAXIMUM DOLLAR RETENTION:

The Company agrees to hold the following amounts on each life at its own risk without the benefit of any other proportional reinsurance. For retention determination purposes, other amounts retained by the Company on the life for other individual life insurance policies in force, as of the Policy issue date shall be taken into account.

Quota Share Percentage Retained:      50% of Face Amount

Quota Share Percentage Reinsured:     50% of Face Amount

REINSURER RETENTION:

The Reinsurer agrees to hold the following:

$ per life

AUTOMATIC ACCEPTANCE LIMITS:*

Issue Ages    Amounts and Mortality Distinctions

*The Automatic Acceptance Limits presented do/do not include the Retention as stated above.

AUTOMATIC IN FORCE AND APPLIED FOR LIMITS (aka JUMBO or PARTICIPATION LIMITS):

Issue Ages    Amounts and Mortality Distinctions

CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT LIMIT:

SCHEDULE C

ADMINISTRATION REPORTS

Automatic Reinsurance: The Company agrees to include all required information with respect to a Policy on the new business segment of the report or with a new business identifier on its next quarterly report submitted in accordance with this Schedule C following issuance of the Policy.

Facultative Reinsurance: The Company agrees to submit an application form for Facultative Reinsurance in substantial accord with the attached form labeled as Exhibit C. If the Company accepts the Reinsurer or the facultative underwriting Designee’s offer to reinsure, it shall reinsure the Policy by including all required information with respect to a Policy on the new business segment of the report or with a new business identifier on its next quarterly report submitted in accordance with this Schedule following issuance of the Policy, but in no event later than one hundred twenty (120) days from the date of the final facultative offer or the date specified in the facultative offer. The Company may request an extension beyond the one hundred twenty (120) period; however, such an extension shall require the Reinsurer’s or facultative underwriting Designee’s written approval.

REINSURANCE ADMINISTRATION SYSTEM REPORTING:

The Company agrees to submit the following reports to the Reinsurer within five (5) business days following the end of each month {OR} quarter.

*Billing Report - providing Policy level detail in a form as mutually agreed upon by the parties with data requirements as described in Exhibit E. If additional supplemental benefits are reinsured, similar details shall be provided for such benefits. The billing report shall segment or identify the status of Policies and the corresponding premiums as:

•	New Issues - those new Policies being reported for the first time to the Reinsurer.

•	Renewals -those Policies beginning in their 13th month since issue.

•
Changed Policies - those Policies that have undergone a change since last being reported to the Reinsurer. Such changes shall include: reinstatements, reissues, conversions, terminations, reductions, changes in retention, mortality rating changes, increases, decreases, etc.

*Accounting Summary - a summary of all financial transactions during the reporting period. Distinctions shall be made for first year and renewal activities, basic life versus supplemental benefits and any adjustments affecting the billing.

*Policy Exhibit Summary - a policy exhibit substantially similar to the attached form providing in force reinsurance totals at the beginning and ending of the reporting period and a summary of all Policy movements during the period.

*In force Exhibits - { requirements in Exhibit E }

The Reinsurer reserves the right to request additional information or change the reporting requirements in order to properly administer the business under this Agreement or support the preparation of its financial statements, at any time. Such a request from the Reinsurer for additional information or a change in the requirements shall be reasonable and in a manner that allows the Company reasonable time to comply or the parties may mutually agree upon alternate reporting to satisfy the preparation of the Reinsurer’s financial statements

QUARTERLY CASH FLOW SETTLEMENT/MODIFIED COINSURANCE REPORTING:

Quarterly Accounting Reports All reports and settlements described herein shall be calculated on a quarterly accounting period, except for the Special Termination Settlement as described in Exhibit D. Accounting reports shall be submitted to the Reinsurer by the Company not later than twenty (20) calendar days after the end of each calendar quarter. Such reports shall include seriatim Policy information as specified in the Quarterly Cash Flow Settlement section below for the then current calendar quarter.

For purposes of this Agreement, the following terms shall apply:
•
Whenever the term “the then current accounting period” is used herein it shall mean the calendar quarter for which the reports described herein are being prepared and not the calendar quarter in which the actual preparation of the report occurs.

•
Whenever the term “beginning or opening” accounting period is used herein it shall be the first day of such then current accounting period or, for the first accounting period, the Effective Date of this Agreement.

•	Opening or beginning reserves shall mean the reserve as of the end of the immediately preceding calendar quarter.
•
Whenever, the term “ending or closing” accounting period is used herein it shall mean the last day of the then current calendar quarter or, in the event of the final quarter, the date of expiration or termination of this Agreement.

Quarterly Cash Flow Settlements Quarterly cash flow settlements shall be determined on a net basis as of the last day of each calendar quarter and shall be due and payable as of such date, as provided below. The quarterly accounting settlement shall be an amount equal to:

a)  the Reinsurance Premiums as defined in Article 6.01; plus

b)  any decrease in the Modified Coinsurance Reserve as defined in Article 6.02; plus

c)  the Consideration for Net Investment Income as defined in Article 6.03: less

d)  the Commissions as defined in Article 7.01; less

e)  the Administration Expense Allowances as defined in Article 7.02; less

f)  any Increase in the Modified Coinsurance Reserve as defined in Article 7.03: less

g)  the Allowance for Premium Tax as defined in Article 7.06; less

h)  any Death Claims and Expenses as defined in Article 8.

Should the above calculation result in a net positive cash flow, such net amount is due and payable to the Reinsurer. Should the above calculation result in a negative net cash flow, such net amount is due and payable to the Company.

Due Dates: All payments shall be considered timely if such payment is received within forty five (45) calendar days after the close of the then current accounting period.

Annual Accounting Reports and Tax Settlements The parties agree to mutually exchange any and all reasonable information, reports, listings or other data as may be required to properly complete their respective Annual Statements, or GAAP Statements for such calendar year for the duration of this Agreement. All such information shall be made available within twenty (20) business days of the date such request for information was first made. The parties agree that it shall pay to the other party an annual settlement for DAC taxes within thirty (30) calendar days after the close of such calendar year in accordance with Exhibit H.

NOTICES:

To the Reinsurer:     To the Company:

Name

Title                    _____________________________

Company           ______________________________

Address        ______________________________

                             ______________________________

SCHEDULE C (continued)
POLICY EXHIBIT SUMMARY
(Life Reinsurance Only)

CEDING COMPANY:
REINSURER:
ACCOUNT NO:
PREPARED BY:	Phone:	( )
DATE PREPARED:

TYPE OF REINSURANCE:
Yearly Renewable Term
Coinsurance
Modified Coinsurance
Other
VALUATION DATE:
NUMBER OF  AMOUNT OF
POLICIES   REINSURANCE
A. In Force Beginning
of Period  / /
B. New Paid Reinsurance Ceded
C. Reinstatements
D. Revivals
E. Increases (Net)
F. Conversion In
G. Transfers In
H. Total Increases (B - G)
I. Deaths
J. Maturities
K. Cancellations
L. Expiries
M. Surrenders
N. Lapses
O. Recaptures
P. Other Decreases (Net)
Q. Reductions
R. Conversions Out
S. Transfers Out
T. Total Decreases (I - S)
U. Current In Force  / /
(A + H - T)

SCHEDULE C (continued)
ACCOUNTING SUMMARY

CEDING COMPANY:
REINSURER:
ACCOUNT NO:
PREPARED BY:	Phone:	( )
DATE PREPARED:

TYPE OF REINSURANCE:

Yearly Renewable Term
Coinsurance
Modified Coinsurance
Other

VALUATION DATE:

LIFE   WP     AD   TOTAL
Premiums
First Year
Renewal

Allowances
First Year
Renewal

Adjustments
First Year
Renewal

Net Due Reinsurer
First Year
Renewal

TOTAL DUE

(The above information should be a summary of the detailed
information provided to the Reinsurer.)

SCHEDULE D

EXPENSE ALLOWANCES

SCHEDULE E

INVESTMENT INCOME CALCULATIONS

The investment income, for purposes of Article 6.03, shall be calculated for each and every accounting period for the duration of this Agreement as follows:

General Account Assets. For the assets underlying the General Account portion of the modified coinsurance reserves, the investment income shall be calculated according to the following formula:

(A + B) / 2 multiplied by I

WHERE:

A          equals the portion of the modified coinsurance reserves under the General Account policyholder option as of the beginning of such then current accounting period; and

B          equals the same modified coinsurance reserve as of the end of such accounting period, and

I           equals 25% of the prior calendar year’s annual investment yield rate. The settlement will be trued up in the first quarter of each year.

Separate Account Assets. For the assets underlying the separate account portion of the modified coinsurance reserves, the investment income shall be equal to the sum of the daily investment experience for each of the sub-accounts within the separate account. The account value increases or decreases daily depending on the gross investment experience of the sub-accounts to which the amounts are allocated at the direction of the policyowner.

Such separate accounts are operated as unit investment trusts registered under the Investment Company Act of 1940. Such investment income shall be equal to the sum of:

a)	total Accrued Investment Income; plus

b)	realized and unrealized capital gains; less

c)	realized and unrealized capital losses; less

d)	investment expenses as defined below; plus

Quarterly accounting settlements will reflect investment income based on the average portfolio rate for the previous three months, for the pertinent investment portfolio according to the third-party administrator investment report applied to the current accounting period’s average modified coinsurance reserves.

Investment Expenses. The term investment expenses shall be those expenses listed below as they apply to their respective investment income calculation above:

a)	Investment management fee paid by the Company’s General Account to the various Investment Managers of the sub-accounts; and

b)	Investment expenses paid by the Company’s General Account which pertain to activities undertaken by the Company; and

c)	Investment expenses incurred by the Company’s Separate Account that are paid by the General Account; and

d)	Investment expenses paid by the Company.

Any change to the investment expenses described in this paragraph shall be made only upon the mutual consent of the parties, but the Reinsurer shall not withhold its consent if such changed expense is competitive with the industry charges of other investment managers and less than loading for such investment expenses then currently assessed to the policyholder.

EXHIBIT A

UNDERWRITING GUIDELINES

EXHIBIT B

GUARANTEED ISSUE UNDERWRITING GUIDELINES

EXHIBIT C

FACULTATIVE REINSURANCE APPLICATION FORM

EXHIBIT D

SPECIAL TERMINATION SETTLEMENTS

Special Accounting and Settlement In the event that the reinsurance under this Agreement is prematurely recaptured or terminated, as provided for herein or if by other mutual agreement of the parties, other than due to the natural expiration of this Agreement due to settlement of the last remaining policyholder's benefit, a special accounting and settlement shall take place.

Special Accounting Date The special accounting date shall be the effective date of recapture or termination pursuant to any notice of recapture or termination given under this Agreement or such other date as shall be mutually agreed to in writing.

Special Accounting Report The Company shall provide the Reinsurer a special accounting report providing all of the information contained in the quarterly accounting report and the annual accounting report as defined in Schedule C, except that for all such reports the close of such accounting period shall be the special accounting date as defined above. All reports shall be made available to the Reinsurer within sixty (60) calendar days after the special accounting date.

Special Cash Flow Settlement  The special cash flow settlement shall consist of:

a)
the numeric result of the customary cash flow settlement as provided for in Schedule C, except that all amounts will be calculated as of the instant in time immediately before this Agreement expires. For example, the ending modified coinsurance reserve for purposes of this specific sub-paragraph a) would be a numerical value and not the value zero, which it will be immediately upon the expiration of this Agreement; plus

b)
payment by the Company to the Reinsurer of an amount equal to the modified coinsurance reserves on the portion of the Policies as of the instant in time immediately before the expiration of this Agreement. This payment is the reversal of the initial modified coinsurance adjustment, returning the Reinsurer’s assets for the modified coinsurance portion of the reserves. It is the intent of the parties that under no circumstances should this payment not be fully and completely offset by the payment of (c) below and that the only reason for making such offsetting payments is to demonstrate the full release of liability from one another; less

c)
payment by the Reinsurer to the Company of a final modified coinsurance reserve adjustment equal to the modified coinsurance reserves on the portion of the Policies as of the instant in time immediately before the expiration of this Agreement only if the Reinsurer has received full credit for the payment called for in b) above; plus

d)
payment to the Reinsurer for the future profits, if any, defined as: the present value of future reinsurance premiums minus the present value of future claims, benefit payments and expenses as determined in accordance with the Assumptions to Calculate Future Profits defined below; less

e)
payment to the Company for any negative future profit, if any, defined as: the present value of future reinsurance premiums minus the present value of future claims, benefit payments and expenses as determined in accordance with the Assumptions to Calculate Future Profits defined below; plus

f)	payment to the Reinsurer of an amount equal to the unamortized prior years’ DAC tax capitalization, determined in accordance with Exhibit H.

Should the above calculation of subparagraphs (a) through (f) inclusive result in a positive cash flow, such net amount is due and payable to the Reinsurer. Should the above calculation of subparagraphs (a) through (f) inclusive result in a negative cash flow, the absolute value of such net amount is due and payable to the Company. If only a portion of the Policies are terminated as described in Article 14, “Termination by Reinsurer”, then the settlement described above shall be with respect to only those Policies or percentage of Policies recaptured. All payments shall be considered timely if such payment is received within fifteen (15) calendar days after the calculation is completed. Should there be a delay in such payment, there will be an interest penalty for the period that the amount is overdue, in accordance with Article 6.06, “Estimates and Delays”. Any special cash flow settlement made shall be added to, or subtracted from, any previous quarterly cash flow settlement amount outstanding as of the special accounting date.

Assumptions to Calculate Future Profits The assumptions used to calculate the future profits of the then existing block of business shall be as follows:

a)
Mortality The mortality assumption to be used in the calculation for such recaptured Policies will be based on a blend of the Company's adjusted mortality pricing assumption and the product of the Reinsurer's actual-to-expected aggregate mortality ratio on Policies over the last five (5) years on a rolling average basis and the sum of the Company's original pricing mortality table plus 2.5% of the mortality table used in the Company's adjusted mortality pricing assumption.

This blend shall be accomplished by weighting the Company’s and the Reinsurer’s mortality assumption as follows: for all business reinsured for a period of one year or less a blend of 90% Company and 10% Reinsurer mortality will be used. The Company's weight will decrease and the Reinsurer's weight will increase 10% for every year the business has been in force under this Agreement until by the 10th year the mortality assumption will be wholly the Reinsurer's mortality and no weight shall be given to the Company's mortality from that point forward. This calculation shall be done separately for each underwritten block that has a different mortality pricing assumption.

For the purpose of the Reinsurer's actual to expected mortality, “actual” is defined as the Reinsurer's paid claims, as defined in Article 8, “Death Claims” ,and Article 9, “Disputed Claims”, from the inception of this Agreement and “expected” is defined as the claims liability that would have emerged had the Company's original pricing mortality assumption exactly been realized. If the type of business being measured has been reinsured for less than five (5) years, then such shorter time period shall be used in lieu of the five (5) years rolling average period in the previous paragraph. The adjusted mortality pricing assumption is defined as the Company's original mortality assumption multiplied by a factor representing the ratio of the present value of cost of insurance charges currently applicable to the Policies to the present value of the cost of insurance charges in effect when such Policies were first reinsured. The Company will share with the Reinsurer the details of any such modification prior to its being implemented for any change in the level of cost of insurance charges due under this Agreement. If there are any disagreements in the calculation, then any disagreements will be settled under the Arbitration provisions, as set forth in Article 20 of this Agreement. The initial grade-in period during which the blend referred to above would apply would be ten (10) calendar years where yyyy (e.g. 2006) (or the first year that a particular type of business is first reinsured, if later) is defined to be the first year.

b)
Lapse Assumption The lapse assumption used in the calculation for such recaptured Policies will be based on a blend of the Company's adjusted pricing lapse assumption and the Reinsurer's actual lapse rate measured over the last three (3) years on a rolling average basis. The grade in period would be seven (7) years over which the Reinsurer's experience would be one seventh after year one, two-sevenths after year two, etc. up to one hundred percent (100%) after this Agreement has been in effect for seven (7) full years.

c)
Special Cases If the profit levels of a single case are different than the underlying Policy form, either in amount or incidence, then such special case will be treated as a unique valuation cell. Determination of such special cases will be by mutual agreement between the Company and the Reinsurer.

d)	Expenses Expenses shall be as defined in Article 7.02 and 7.06.

e)
Interest Rate Used in the Calculation In order to determine the present value, the Company shall use a discount rate 100 basis points higher than the Company's then current asset share target rate of return. For example, as of the effective date of this Agreement, such asset share target rate of return is _________ for all products, and the discount rate for purposes of this paragraph would be __________. The Company shall provide notice of any change in its asset share target rate of return for any product and such change shall be effective for the purposes of this subparagraph six (6) months after such notice is received.

f)
Appropriateness of Assumptions. In the event that either party believes that any of the above methods for determining the mortality and lapse assumptions to be used to calculate future profits is inappropriate based upon the expectation for future experience, then that party may recommend that a different assumption be used. If the other party does not agree with the recommendation, then an independent actuary shall be used to develop the assumption. The cost of such actuary shall be borne equally by the parties.

g)
Calculation Process The calculation will be initially done by the Reinsurer, but will be subject to review by the Company. At the Company's request, an independent actuary shall be used to verify that the Reinsurer's calculations are accurate, and based on the assumptions described above. Such actuary must be satisfactory to both parties, and the cost of such actuary shall be borne equally by the parties. Upon such recapture, the Reinsurer's obligation to the Company under this Agreement shall terminate.

h)
Reasonability of Final Calculations In doing this calculation a reasonability test will be employed using current actuarial principles not inconsistent with this Agreement since not all contingencies can be addressed in advance. Such reasonability testing will be also subject to review by the independent actuary, if requested. The cost of such actuary shall be borne equally by the parties.

EXHIBIT E

REINSURANCE DATA INFORMATION

EXHIBIT F

FOREIGN NATIONAL COUNTRY CODES

Country codes classifications may change periodically, but shall not require a formal amendment to this agreement. Country code classifications shall be considered during the underwriting assessment at the time of application.

EXHIBIT G

STATE PREMIUM TAX TABLE

(insert table)

EXHIBIT H

FORMULA FOR ANNUAL DAC TAX SETTLEMENT

Within thirty (30) calendar days of the end of the Company’s taxable year, the Company shall calculate the DAC Tax Payment for the year and submit such calculations to the Reinsurer for review. If, within thirty (30) calendar days of the Reinsurer’s receipt of such calculations, the Reinsurer shall not have objected in writing to such calculations, the calculation shall become final. If, within fifteen (15) business days of any objection in writing to such calculations, the Company and the Reinsurer shall not have agreed in writing to such calculations, any disputed aspects of the calculations shall be resolved by an outside tax consultant neutral to the parties. The decision of the outside tax consultant shall be final (and the resulting calculations shall be final), and the costs, expenses, and fees of the outside tax consultant shall be borne equally by the Company and the Reinsurer.

Should the above calculation for the DAC Tax Payment be positive, such amount is due and payable to the Company. Should the above calculation for the DAC Tax Payment be negative, such amount is due and payable to the Reinsurer.

Should a material change in the DAC Tax Capitalization Rate (CR), as defined in IRC Section 848, the Corporate Tax Rate (T) applicable for Life Insurance Companies, or other factors in the DAC tax formula occur, then this calculation should be adjusted accordingly.

EXHIBIT I

UNDERWRITING AND CLAIMS PROTOCOL

Underwriting Guidelines in effect, and limited to the facts known, at the time the risk was originally underwritten. The following underwriting protocols are set forth by the parties in an attempt to provide guidance with regard to the boundaries in the use of “underwriting judgment” during the underwriting of a Policy. The parties acknowledge that no single document can definitively address all the facts and circumstances that may arise in this area. However, the following is intended to express the parties’ intent with regard to the proper application of underwriting judgment.

1.
Criteria. The Reinsurer acknowledges that Underwriting Guidelines are based on the Company’s underwriting manual and include the preferred criteria and the age and amount requirements shown in Exhibits A and B, which have been reviewed and agreed to by the Reinsurer.

2.
Prudent Underwriter Standard. When underwriting a risk to be reinsured under this Agreement, the Company’s underwriters shall act in good faith and utilize the care, skill and diligence that would be expected of a reasonably prudent underwriter, with substantially similar knowledge of and experience in underwriting, would use in doing the same (the “Prudent Underwriter Standard”).

3.
Controls. A control process has been established and will remain in place that effectively monitors underwriting activity to ensure that i) risks are evaluated by appropriate levels of experience and knowledge, ii) appropriate reviews of underwriting decisions are made and iii) the Underwriting Guidelines and Prudent Underwriter Standard are followed. The Company will not alter its control process without notifying the Reinsurer.

4.
Claim Reviews. A review by the Reinsurer along with its claims paying Designee of the underwriting of a particular risk must be based on the Underwriting Guidelines of the Company. Further, the review may include facts that should have been known as a result of diligent inquiry so long as, based upon the known facts, a reasonably prudent underwriter would have been expected to make further inquiry.

If, as part of examining a claim in accordance with Article 8, “Death Claims”, or inspecting the Company’s records in accordance with Article 16, “Inspection of Records”, the Reinsurer or its claims paying Designee finds that the underwriting assessment of a Policy was not consistent with the Underwriting Guidelines and/or the Prudent Underwriter Standard, the remedy will be a retroactive adjustment of any premiums and considerations, with interest. The Reinsurer, along with its claims paying Designee, shall not deny the claim payment or rescind coverage unless it assesses the risk in question as uninsurable.

5.
Audit of Records. Should the Company agree with a settlement adjustment sought by the Reinsurer under Section 4 of this Exhibit, it will, on request, audit its own records and retroactively adjust other premiums and considerations as appropriate, with interest. The scope of the audit, which will be agreed by the parties, will be reasonable and will be limited to policies that have similar circumstances to the Policy or Policies in question.

6.
Disputes of Assessments. Should the Company dispute the Reinsurer’s assessment, it may hire a neutral and disinterested underwriter (the “Neutral Underwriter”), whose decision will be binding on both parties. If the Neutral Underwriter agrees with the Reinsurer, Section 4 of this Exhibit will apply as if the Company had not disputed the Reinsurer’s assessment. Should the Neutral Underwriter agree with the Company, Article 6, “Payments by the Company”, Article 8, “Death Claims”, and Article 9, “Disputed Claims”, will apply as if the Reinsurer had not questioned the underwriting.

7.
Nomination of Neutral Underwriter. If a Neutral Underwriter must be appointed to resolve an underwriting dispute, both parties will nominate three life underwriters with at least ten years of experience who are not currently or formerly affiliated with either party. Both parties will strike two of the other side’s three nominees, and the Neutral Underwriter will be chosen from among the remaining two by drawing lots. The Neutral Underwriter must choose one party’s position or the other.

8.	Right of Termination. Nothing in this Exhibit is intended to limit either party’s ability to exercise its right to terminate the Agreement in accordance the terms contained therein.

POLICY SPLIT OPTION ADDENDUM

The provisions of the Agreement to which this Addendum is attached shall apply in all respects to reinsurance of the Policy Split Option except as specifically stated herein.